       AS FILED WITH THE SECURITIES AND EXCHANGE COMMISSION ON MAY 5, 2000
                                                   REGISTRATION NO. 333-
================================================================================

                       SECURITIES AND EXCHANGE COMMISSION
                             WASHINGTON, D.C. 20549

                                ----------------

                                    FORM S-3
                             REGISTRATION STATEMENT
                                      UNDER
                           THE SECURITIES ACT OF 1933

                                ----------------

   BECKMAN COULTER, INC.                   DELAWARE                           95-104-0600
(Exact name of Registrant as     (State or other jurisdiction of           (I.R.S. Employer
 specified in its charter)        incorporation or organization)         Identification Number)

                            4300 N. HARBOR BOULEVARD
                        FULLERTON, CALIFORNIA 92834-3100
                                 (714) 871-4848
   (Address, including ZIP Code, and telephone number, including area code, of
                   Registrant's principal executive offices)

                                ----------------

                                 WILLIAM H. MAY
                  VICE PRESIDENT, GENERAL COUNSEL AND SECRETARY
                              BECKMAN COULTER, INC.
                            4300 N. HARBOR BOULEVARD
                        FULLERTON, CALIFORNIA 92834-3100
                                 (714) 871-4848
 (Name, address, including ZIP code, and telephone number, including area code, of agent for service)

                                   COPIES TO:
                           GREGORY M. PETTIGREW, ESQ.
                                Latham & Watkins
                        633 West Fifth Street, Suite 4000
                          Los Angeles, California 90071
                                 (213) 485-1234

                                ----------------

        APPROXIMATE DATE OF COMMENCEMENT OF PROPOSED SALE TO THE PUBLIC:
 FROM TIME TO TIME AFTER THE EFFECTIVE DATE OF THIS REGISTRATION STATEMENT, AS
                         DETERMINED BY THE REGISTRANT.

    If the only securities being registered on this Form are being offered pursuant to dividend or interest reinvestment plans, please check the following box. [ ]

    If any of the securities being registered on this Form are to be offered on a delayed or continuous basis pursuant to Rule 415 under the Securities Act of 1933, other than securities offered only in connection with dividend or interest reinvestment plans, check the following box. [X]

    If this Form is filed to register additional securities for an offering pursuant to Rule 462(b) under the Securities Act, please check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. [ ]

    If this Form is a post-effective amendment filed pursuant to Rule 462(c) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. [ ]

    If delivery of the prospectus is expected to be made pursuant to Rule 434, please check the following box. [X]

                                ----------------

                         CALCULATION OF REGISTRATION FEE
===================================================================================================
                                                                 PROPOSED MAXIMUM       AMOUNT OF
       TITLE OF EACH CLASS OF             AMOUNT TO BE          AGGREGATE OFFERING    REGISTRATION
   SECURITIES TO BE REGISTERED (1)     REGISTERED (1) (2) (4)     PRICE(2)(3)(4)         FEE (4)
---------------------------------------------------------------------------------------------------
Debt Securities, Preferred Stock,
$.10 par value, Depositary Shares,
Common Stock, $.01 par value, and
Warrants of Beckman Coulter, Inc. (5)       $500,000,000           $500,000,000         $105,600

---------------------------------------------------------------------------------------------------
Rights to Purchase Participating
Preferred Stock, $.10 par value, of
Beckman Coulter, Inc. (6)...........           --                   --                 --
===================================================================================================

(1) An indeterminate principal amount or number of debt securities, common stock and/or preferred stock, depositary shares or warrants of Beckman Coulter as may from time to time be issued at indeterminate prices, in United States dollars or the equivalent thereof in any other currency, composite currency or currency unit, as shall result in an aggregate initial offering price for all securities in an amount not to exceed $500,000,000.

(2) This amount represents the principal amount of any debt securities issued at their principal amount, the issue price of any debt securities issued at an original issue discount, the issue price of any preferred stock and preferred securities and the amount computed pursuant to Rule 457(c) for any common stock.

(3) Estimated solely for the purpose of calculating the registration fee, which is calculated in accordance with Rule 457(o) of the rules and regulations under the Securities Act of 1933. Rule 457(o) permits the registration fee to be calculated on the basis of the maximum offering price of all of the securities listed and, therefore, the table does not specify by each class information as to the amount to be registered, the proposed maximum offering price per unit or the proposed maximum aggregate offering price.

(4) Pursuant to Rule 429 under the Securities Act, $100,000,000 aggregate principal amount of securities previously registered on Form S-3 (File No. 333-02317) are being carried forward under this registration statement. A filing fee of $34,483 was paid on April 5, 1996 in connection with those securities.

(5) This registration statement also covers such indeterminate number of securities that may be issued upon exchange for, or upon conversion of, as the case may be, the securities registered hereunder.

(6) The Rights are initially carried and traded with the common stock. The value attributable to the Rights, if any, is reflected in the value of the common stock.


   THE REGISTRANT HEREBY AMENDS THIS REGISTRATION STATEMENT ON SUCH DATE OR DATES AS MAY BE NECESSARY TO DELAY ITS EFFECTIVE DATE UNTIL THE REGISTRANT SHALL FILE A FURTHER AMENDMENT WHICH SPECIFICALLY STATES THAT THIS REGISTRATION STATEMENT SHALL THEREAFTER BECOME EFFECTIVE IN ACCORDANCE WITH SECTION 8(a) OF THE SECURITIES ACT OF 1933 OR UNTIL THIS REGISTRATION STATEMENT SHALL BECOME EFFECTIVE ON SUCH DATE AS THE SEC, ACTING PURSUANT TO SAID SECTION 8(a), MAY DETERMINE.

================================================================================

The information in this prospectus is not complete and may be changed. We may not sell these securities until the registration statement filed with the Securities and Exchange Commission is effective. This prospectus is not an offer to sell these securities and it is not soliciting an offer to buy these securities in any state where the offer or sale is not permitted.


                    SUBJECT TO COMPLETION, DATED MAY 5, 2000
PROSPECTUS


                                  $500,000,000



                              BECKMAN COULTER, INC.
              DEBT SECURITIES, PREFERRED STOCK, DEPOSITARY SHARES,
                            COMMON STOCK AND WARRANTS

                                ----------------

        We may offer and sell the securities from time to time in one or more offerings. This prospectus provides you with a general description of the securities we may offer.

        Each time we sell securities we will provide a supplement to this prospectus that contains specific information about the offering and the terms of the securities. The supplement may also add, update or change information contained in this prospectus. You should carefully read this prospectus and any supplement before you invest in any of our securities.

        We may offer and sell the following securities:

        -  debt securities

        -  preferred stock

        -  preferred stock represented by depositary shares

        -  common stock

        - warrants to purchase debt securities, common stock, preferred stock or depositary shares.

                                ----------------

        Neither the Securities and Exchange Commission nor any state securities commission has approved or disapproved of these securities or passed upon the accuracy or completeness of this prospectus. Any representation to the contrary is a criminal offense.

                                ----------------

                     The date of this prospectus is _______

                                TABLE OF CONTENTS


                                                                            PAGE
                                                                            ----
ABOUT THIS PROSPECTUS..........................................................1
WHERE YOU CAN FIND MORE INFORMATION............................................1
INCORPORATION OF CERTAIN DOCUMENTS BY REFERENCE................................2
FORWARD-LOOKING STATEMENTS.....................................................2
BECKMAN COULTER................................................................3
USE OF PROCEEDS................................................................3
RATIO OF EARNINGS TO FIXED CHARGES.............................................3
DESCRIPTION OF SECURITIES......................................................4
DESCRIPTION OF DEBT SECURITIES.................................................4
DESCRIPTION OF COMMON STOCK AND PREFERRED STOCK...............................13
DESCRIPTION OF DEPOSITARY SHARES..............................................16
DESCRIPTION OF WARRANTS.......................................................19
PLAN OF DISTRIBUTION..........................................................21
LEGAL MATTERS.................................................................23
EXPERTS.......................................................................23

                              ABOUT THIS PROSPECTUS

        This prospectus is part of a "shelf" registration statement that we filed with the United States Securities and Exchange Commission, or the "SEC." By using a shelf registration statement, we may sell up to $500,000,000 offering price of any combination of the securities described in this prospectus from time to time and in one or more offerings. This prospectus only provides you with a general description of the securities that we may offer. Each time we sell securities, we will provide a supplement to this prospectus that contains specific information about the terms of the securities. The supplement may also add, update or change information contained in this prospectus. Before purchasing any securities, you should carefully read both this prospectus and any supplement, together with the additional information described under the heading "Where You Can Find More Information."

        You should rely only on the information contained or incorporated by reference in this prospectus and in any supplement. We have not authorized any other person to provide you with different information. If anyone provides you with different or inconsistent information, you should not rely on it. We will not make an offer to sell these securities in any jurisdiction where the offer or sale is not permitted. You should assume that the information appearing in this prospectus and the supplement to this prospectus is accurate as of the dates on their covers. Our business, financial condition, results of operations and prospects may have changed since that date.

        When we refer to "we," "our" and "us" in this prospectus, we mean Beckman Coulter, Inc., excluding, unless the context otherwise requires or as otherwise expressly stated, our subsidiaries. When we refer to "you" or "yours," we mean the holders of the applicable series of securities.


                       WHERE YOU CAN FIND MORE INFORMATION

        We file reports, proxy statements and other information with the SEC. Information filed with the SEC by us can be inspected and copied at the Public Reference Room maintained by the SEC and at the Regional Offices of the SEC as follows:

        Public Reference Room       New York Regional Office     Chicago Regional Office
        450 Fifth Street, N.W. 7    World Trade Center           Citicorp Center
        Room 1024                   Suite 1300                   500 West Madison Street
        Washington, D.C. 20549      New York, New York 10048     Suite 1400
                                                                 Chicago, Illinois 60661-2551

        You may also obtain copies of this information by mail from the Public Reference Section of the SEC, 450 Fifth Street, N.W., Room 1024, Washington, D.C. 20549, at prescribed rates. Further information on the operation of the SEC's Public Reference Room in Washington, D.C. can be obtained by calling the SEC at 1-800-SEC-0330.

        The SEC also maintains a web site that contains reports, proxy statements and other information about issuers, such as us, who file electronically with the SEC. The address of that site is http://www.sec.gov.

        Our common stock is listed on the New York Stock Exchange (NYSE: BEC), and reports, proxy statements and other information concerning us can also be inspected at the offices of the New York Stock Exchange at 20 Broad Street, New York, New York 10005. We have a web site whose address is http://www.beckmancoulter.com. The information on our web site, however, is not, and should not be deemed to be, a part of this prospectus.

        This prospectus is part of a registration statement that we filed with the SEC. The full registration statement may be obtained from the SEC or us, as indicated below. Forms of the indentures and other documents establishing the terms of the offered securities are filed as exhibits to the registration statement. Statements in this prospectus about these documents are summaries. You should refer to the actual documents for a more complete description of the relevant matters.

                 INCORPORATION OF CERTAIN DOCUMENTS BY REFERENCE

        The rules of the SEC allow us to "incorporate by reference" information into this prospectus, which means that we can disclose important information to you by referring you to another document filed separately with the SEC. The information incorporated by reference is deemed to be part of this prospectus, and later information that we file with the SEC will automatically update and supersede that information. The prospectus incorporates by reference the documents set forth below that we have previously filed with the SEC. These documents contain important information about us.

        -  Our Annual Report on Form 10-K filed with the SEC on March 6, 2000;
           and

        - all documents filed by us with the SEC pursuant to Sections 13(a), 13(c), 14 or 15(d) of the Securities Exchange Act after the date of this prospectus and before the termination of the offering.

        You may request a free copy of any of the documents incorporated by reference in this prospectus (other than exhibits, unless they are specifically incorporated by reference in the documents) by writing or telephoning us at the following address:

                               Investor Relations
                              Beckman Coulter, Inc.
                                  P.O. Box 3100
                            4300 N. Harbor Boulevard
                        Fullerton, California 92834-3100
                                 (714) 773-7620


                           FORWARD-LOOKING STATEMENTS

        This prospectus, including the documents that we incorporate by reference, contains "forward-looking statements" within the meaning of Section 27A of the Securities Act and Section 21E of the Securities Exchange Act of 1934, as amended (the "Exchange Act"). Such statements are indicated by words or phrases such as "anticipate," "estimate," "plans," "projects," "continuing," "ongoing," "expects," "management believes," "we believe," "we intend" and similar words or phrases. We have based these forward-looking statements on our current expectations and projections about future events. These forward-looking statements are subject to risks, uncertainties, and assumptions about us and our subsidiaries, including, among other things, factors discussed in our filings with the SEC and the following:

        - the effect of economic, credit and capital market conditions in general and on companies engaged in the clinical diagnostic and life science research markets in particular;

        -  the impact of competition;

        - changes in laws or regulations, third party relations and approvals and decisions of courts, regulators and governmental bodies; and

        -  changes in customer demand.

        Consequently, actual events and results may vary significantly from those included in or contemplated or implied by such statements.

                                 BECKMAN COULTER

        Beckman Coulter simplifies and automates laboratory processes used in all phases of the battle against disease. We design, manufacture and market systems which consist of instruments, chemistries, software and supplies that meet a variety of laboratory needs. Our products are used in a range of applications, from instruments used for pioneering medical research and drug discovery to diagnostic tools found in hospitals and physicians' offices. We compete in market segments that total approximately $27 billion in annual sales worldwide.

        Our product lines include virtually all blood tests routinely performed in hospital laboratories and a range of systems for medical and pharmaceutical research. We have approximately 125,000 systems operating in laboratories around the world, with 68% of annual revenues coming from after-market customer purchases of operating supplies, chemistry kits, and service. We market our products in approximately 130 countries, generating nearly 45% of revenues outside the United States.

        The two primary segments which we serve are the clinical diagnostics market and the life science research market. Clinical diagnostics encompasses the detection and monitoring of disease by means of laboratory evaluation and analysis of bodily fluids, cells and other substances from patients. Our clinical diagnostics customers include hospital clinical laboratories, physicians' offices and group practices, and commercial reference laboratories (large central laboratories to which hospitals and physicians refer tests). Life science research is the study of the characteristics, behavior and structure of living organisms and their component systems. Our life science research customers include universities conducting academic research, medical research laboratories, pharmaceutical companies and biotechnology firms.

        Our principal executive offices are located at 4300 N. Harbor Boulevard, Fullerton, California 92835, and our telephone number is (714) 871-4848.


                                 USE OF PROCEEDS

        We intend to use the net proceeds from the sale of the securities for general corporate purposes, including repaying, redeeming or repurchasing existing debt, and for working capital, capital expenditures and other acquisitions. We may invest funds not required immediately for such purposes in short-term investment grade securities.

                       RATIO OF EARNINGS TO FIXED CHARGES

        Our ratios of earnings to fixed charges are as follows for the periods indicated:


                                                   YEAR ENDED DECEMBER 31,
                                        ----------------------------------------------
                                        1999      1998      1997        1996      1995
                                        ----      ----      ----        ----      ----
Ratio of earnings to fixed charges       2.6       1.4        --(*)      5.0       4.1

* Earnings were insufficient to cover fixed charges for the year ended December 31, 1997 by $251.9 million.

        We have computed the ratio of earnings to fixed charges by dividing earnings (loss) before income taxes and fixed charges by fixed charges. Fixed charges consist of interest expense and a portion of rent expense deemed representative of the interest factor.



                            DESCRIPTION OF SECURITIES

        The following is a general description of the terms and provisions of the securities we may offer and sell by this prospectus. These summaries are not meant to be a complete description of each security. This prospectus and any accompanying prospectus supplement will contain the material terms and conditions for each security. The prospectus supplement may add, update or change the terms and conditions of the securities as described in this prospectus. For more information about the securities offered by us, please refer to:

        - the indenture between us and Citibank, N.A., as trustee, relating to the issuance of each series of senior debt securities by us;

        - the indenture ("subordinated indenture") between us and Bank One Trust Company, N.A., as trustee, relating to the issuance of each series of subordinated debt securities by us.

        Forms of these documents are filed as exhibits to the registration statement. The indentures listed above are sometimes collectively referred to as the "indentures" and individually referred to as an "indenture." The trustee under each indenture is referred to as the "indenture trustee." The indentures are subject to and governed by the Trust Indenture Act of 1939, and may be supplemented or amended from time to time following their execution.


                         DESCRIPTION OF DEBT SECURITIES

        The following description discusses the general terms and provisions of the debt securities that we may offer by this prospectus. The debt securities may be issued as senior debt securities or subordinated debt securities. The indebtedness represented by the senior debt securities will rank equally with all of our other unsecured and unsubordinated debt. The indebtedness represented by the subordinated debt securities will rank junior and be subordinate in right of payment to the prior payment in full of our senior debt, to the extent and in the manner set forth in the prospectus supplement for the securities. See "--Subordination" below.

        Each indenture gives us broad authority to set the particular terms of each series of debt securities, including the right to modify certain of the terms contained in the indenture. The particular terms of a series of debt securities and the extent, if any, to which the particular terms of the issue modify the terms of the indenture will be described in the prospectus supplement relating to the debt securities.

        Each indenture contains the full legal text of the matters described in this section. Because this section is a summary, it does not describe every aspect of the debt securities or the applicable indenture. This summary is subject to and qualified in its entirety by reference to all the provisions of the applicable indenture, including definitions of terms used in the indenture. We also include references in parentheses to certain sections of the indentures. Whenever we refer to particular sections or defined terms of the indentures in this prospectus or in a prospectus supplement, these sections or defined terms are incorporated by reference herein or in the prospectus supplement. This summary also is subject to and qualified by reference to the description of the particular terms of the debt securities in the applicable prospectus supplement.

GENERAL

        We may issue an unlimited amount of debt securities under each indenture in one or more series. We need not issue all debt securities of one series at the same time and, unless otherwise provided, we may reopen a series, without the consent of the holders of the debt securities of that series, for issuances of additional debt securities of that series.

        The debt securities will be unsecured obligations.

        Prior to the issuance of each series of debt securities, the terms of the particular securities will be specified in a supplemental indenture (including any pricing supplement) and a board resolution of Beckman Coulter or in one or more officer's certificates of Beckman Coulter pursuant to a supplemental indenture or a board resolution. We refer you to the applicable prospectus supplement for a description of the following terms of the series of debt securities:

        (a) the title of the debt securities;

        (b) any limit upon the principal amount of the debt securities;

        (c) the date or dates on which principal will be payable or how to determine the dates;

        (d) the rate or rates or method of determination of interest; the date from which interest will accrue; the dates on which interest will be payable, which we refer to as the "interest payment dates;" and any record dates for the interest payable on the interest payment dates;

        (e) any obligation or option of Beckman Coulter to redeem, purchase or repay debt securities, or any option of the registered holder to require Beckman Coulter to redeem or repurchase debt securities, and the terms and conditions upon which the debt securities will be redeemed, purchased or repaid;

        (f) the denominations in which the debt securities will be issuable (if other than denominations of $1,000 and any integral multiple thereof);

        (g) any provision relating to deferral of interest payments;

        (h) whether the debt securities are to be issued in whole or in part in the form of one or more global debt securities and, if so, the identity of the depositary for the global debt securities; and

        (i) any other terms of the debt securities. (See Section 301.)

PAYMENT OF DEBT SECURITIES--INTEREST

        Unless indicated differently in a prospectus supplement, we will pay interest on the debt security on each interest payment date to the person in whose name the debt security is registered as of the close of business on the regular record date relating to the interest payment date.

        However, if we default in paying interest on a debt security, we will pay defaulted interest in either of the two following ways:

        (a) We will first propose to the indenture trustee a payment date for the defaulted interest. Next, the indenture trustee will choose a special record date for determining which registered holders are entitled to the payment. The special record date will be between 10 and 15 days before the payment date we propose. Finally, we will pay the defaulted interest on the payment date to the registered holder of the debt security as of the close of business on the special record date.

        (b) Alternatively, we can propose to the indenture trustee any other lawful manner of payment that is consistent with the requirements of any securities exchange on which the debt securities are listed for trading. If the indenture trustee thinks the proposal is practicable, payment will be made as proposed. (See Section 307.)

PAYMENT OF DEBT SECURITIES--PRINCIPAL

        Unless we indicate differently in a prospectus supplement, we will pay principal of and any premium on the debt securities at stated maturity, upon redemption or otherwise, upon presentation of the debt securities at the office of the indenture trustee, as our paying agent. Any other paying agent initially designated for the debt securities of a particular series will be named in the applicable prospectus supplement.

        In our discretion, we may change the place of payment on the debt securities, and may remove any paying agent and may appoint one or more additional paying agents. (See Section 1002.)

FORM; TRANSFERS; EXCHANGES

        The debt securities will be issued

        (a) only in fully registered form;

        (b) without interest coupons; and

        (c) unless otherwise specified in a prospectus supplement, in denominations that are integral multiples of $1,000.

        You may have your debt securities divided into debt securities of smaller denominations (of at least $1,000) or combined into debt securities of larger denominations, as long as the total principal amount is not changed. This is called an "exchange."

        You may exchange or transfer debt securities at the office of the indenture trustee. The indenture trustee acts as our agent for registering debt securities in the names of holders and transferring debt securities. We may appoint another agent or act as our own agent for this purpose. The entity performing the role of maintaining the list of registered holders is called the "security registrar." It will also perform transfers.

        In our discretion, we may change the place for registration of transfer of the debt securities and may remove and/or appoint one or more additional security registrars. (See Sections 305 and 1002.)

        Except as otherwise provided in a prospectus supplement, there will be no service charge for any transfer or exchange of the debt securities, but you may be required to pay a sum sufficient to cover any tax or other governmental charge payable in connection with the transfer or exchange. We may block the transfer or exchange of (a) debt securities during a period of 15 days prior to giving any notice of redemption or (b) any debt security selected for redemption in whole or in part, except the unredeemed portion of any debt security being redeemed in part. (See Section 305.)

REDEMPTION

        We will set forth any terms for the redemption of debt securities in a prospectus supplement. Unless we indicate differently in a prospectus supplement, and except with respect to debt securities redeemable at the option of the registered holder, debt securities will be redeemable upon notice by mail between 30 and 60 days prior to the redemption date. If less than all of the debt securities of any series or any tranche of a series are to be redeemed, the indenture trustee will select the debt securities to be redeemed. In the absence of any provision for selection, the indenture trustee will choose a method of random selection it deems fair and appropriate. (See Sections 1102, 1103 and 1104.)

        Debt securities will cease to bear interest on the redemption date. We will pay the redemption price and any accrued interest once you surrender the debt security for redemption. (See Section 1105.) If only part of a debt security is redeemed, the indenture trustee will deliver to you a new debt security of the same series for the remaining portion without charge. (Section 1106.)

        We may make any redemption conditional upon the receipt by the paying agent, on or prior to the date fixed for redemption, of money sufficient to pay the redemption price. If the paying agent has not received the money by the date fixed for redemption, we will not be required to redeem the debt securities. (See Section 1104.)

EVENTS OF DEFAULT

        An "event of default" occurs with respect to debt securities of any series if:

        (a) we do not pay any interest on any debt securities of the applicable series within 30 days of the due date (following any deferral allowed under the terms of the debt securities and elected by us);

        (b) we do not pay principal or premium on any debt securities of the applicable series on its due date;

        (c) we remain in breach of a covenant or warranty (excluding covenants and warranties not applicable to the affected series) of the indenture for 90 days after we receive a written notice of default stating we are in breach and requiring remedy of the breach; the notice must be sent by either the indenture trustee or registered holders of at least 25% of the principal amount of debt securities of the affected series;

        (d) we file for bankruptcy or other specified events in bankruptcy, insolvency, receivership or reorganization occur; or

        (e) any other event of default specified in the prospectus supplement occurs. (See Section 501.)

        No event of default with respect to a series of debt securities necessarily constitutes an event of default with respect to the debt securities of any other series issued under the indenture.

REMEDIES

    Acceleration

        If an event of default occurs and is continuing with respect to any series of debt securities, then either the indenture trustee or the registered holders of not less than 25% in principal amount of the outstanding debt securities of that series may declare the principal amount of all of the debt securities of that series to be due and payable immediately. (See Section 502.)

    Rescission of Acceleration

        After the declaration of acceleration has been made and before the indenture trustee has obtained a judgment or decree for payment of the money due on any series of debt securities, the registered holders of not less than a majority in aggregate principal amount of the outstanding debt securities of that series may rescind and annul the declaration and its consequences, if

        (a) we pay or deposit with the indenture trustee a sum sufficient to pay

               (1)  all overdue interest;

               (2) the principal of and any premium which have become due other than by the declaration of acceleration and overdue interest on these amounts;

               (3)  interest on overdue interest to the extent lawful;

               (4) all amounts due to the indenture trustee under the indenture; and

        (b) all events of default with respect to the affected series, other than the nonpayment of the principal which has become due solely by the declaration of acceleration, have been cured or waived as provided in the indenture. (See Section 502.)

        For more information as to waiver of defaults, see "Waiver of Default and of Compliance" below.

    Control by Registered Holders; Limitations

        Subject to the indenture, if an event of default with respect to the debt securities of any series occurs and is continuing, the registered holders of a majority in principal amount of the outstanding debt securities of that series will have the right to

        (a) direct the time, method and place of conducting any proceeding for any remedy available to the indenture trustee, or

        (b) exercise any trust or power conferred on the indenture trustee with respect to the debt securities of the series.

        If an event of default is continuing with respect to all the series of debt securities, the registered holders of a majority in aggregate principal amount of the outstanding debt securities of all the series, considered as one class, will have the right to make such direction, and not the registered holders of the debt securities of any one of the series. These rights of registered holders to make direction are subject to the following limitations:

        (a) the registered holders' directions will not conflict with any law or the indenture; and

        (b) the registered holders' directions may not involve the indenture trustee in personal liability where the indenture trustee believes indemnity is not adequate.

        The indenture trustee may also take any other action it deems proper which is consistent with the registered holders' direction. (See Sections 512 and 603.)

        In addition, the indenture provides that no registered holder of any debt security of any series will have any right to institute any proceeding, judicial or otherwise, with respect to the indenture for the appointment of a receiver or for any other remedy under the indenture unless:

        (a) that registered holder has previously given the indenture trustee written notice of a continuing event of default;

        (b) the registered holders of not less than 25% in aggregate principal amount of the outstanding debt securities of all the series, considered as one class, or, in the case of an event of default of the character specified above in clause (a) or (b) under "Events of Default," that series, have made written request to the indenture trustee to institute proceedings in respect of that event of default and have offered the indenture trustee indemnity satisfactory to it against costs and liabilities incurred in complying with the request; and

        (c) for 60 days after receipt of the notice, the indenture trustee has failed to institute a proceeding and no direction inconsistent with the request has been given to the indenture trustee during the 60-day period by the registered holders of a majority in aggregate principal amount of outstanding debt securities of all the series, considered as one class, or, in the case of an event of default of the character specified above in clause (a) or (b) under "Events of Default," that series.

        Furthermore, no registered holder will be entitled to institute any action if and to the extent that the action would disturb or prejudice the rights of other registered holders. (See Sections 507 and 603.)

        However, each registered holder has an absolute and unconditional right to receive payment when due and to bring a suit to enforce that right. (See Sections 507 and 508.)

NOTICE OF DEFAULT

        The indenture trustee is required to give the registered holders of the debt securities notice of any default under the indenture to the extent required by the Trust Indenture Act, unless the default has been cured or waived; except that in the case of an event of default of the character specified above in clause (c) under "Events of Default," no notice shall be given to the registered holders until at least 30 days after the occurrence thereof. (See Section 602.) The Trust Indenture Act currently permits the indenture trustee to withhold notices of default (except for certain payment defaults) if the indenture trustee in good faith determines the withholding of the notice to be in the interests of the registered holders.

        We will furnish the indenture trustee with an annual statement as to our compliance with the conditions and covenants in the indenture. (See Section 1005.)

WAIVER OF DEFAULT AND OF COMPLIANCE

        The registered holders of a majority in aggregate principal amount of the outstanding debt securities of all affected series (voting as one class) may waive, on behalf of the registered holders of all debt securities of all such series, any past default under the indenture, except a default in the payment of principal, premium or interest, or with respect to compliance with certain provisions of the indenture that cannot be amended without the consent of the registered holder of each outstanding debt security. (See Section 513.)

        Compliance with some of the covenants in the indenture or otherwise provided with respect to debt securities may be waived by the registered holders of a majority in aggregate principal amount of the affected debt securities, considered as one class. (See Section 1006.)

CONSOLIDATION, MERGER AND CONVEYANCE OF ASSETS AS AN ENTIRETY; NO FINANCIAL COVENANTS

        Subject to the provisions described in the next paragraph, we will preserve our corporate existence. (See Section 1004.)

        We have agreed not to consolidate with or merge into any other entity and not to convey, transfer or lease our properties and assets substantially as an entirety to any entity, unless:

        (a) the entity formed by the consolidation or into which we are merged, or the entity which acquires us or which leases our property and assets substantially as an entirety, is an entity organized and existing under the laws of the United States of America or any State of the United States or the District of Columbia, and expressly assumes, by supplemental indenture, the due and punctual payment of the principal, premium and interest on all the outstanding debt securities and the performance of all of our covenants under the indenture, and

        (b) immediately after giving effect to the transactions, no event of default, and no event which after notice or lapse of time or both would become an event of default, will have occurred and be continuing. (See Section 801.)

        The indenture contains no financial or other similar restrictive covenants. Any such covenants with respect to any particular series of debt securities will be set forth in the applicable prospectus supplement.

MODIFICATION OF INDENTURE

        Without Registered Holder Consent. Without the consent of any registered holders of debt securities, we and the applicable indenture trustee may enter into one or more supplemental indentures for any of the following purposes:

        (a) to evidence the succession of another entity to us; or

        (b) to add one or more covenants or other provisions for the benefit of the registered holders of all or any series or tranche of debt securities, or to surrender any right or power conferred upon us; or

        (c) to add any additional events of default for all or any series of debt securities; or

        (d) to change or eliminate any provision of the indenture or to add any new provision to the indenture that does not adversely affect the interests of the registered holders; or

        (e) to provide security for the debt securities of any series; or

        (f) to establish the form or terms of debt securities of any series or tranche or any debt securities guarantees as permitted by the indenture; or

        (g) to provide for the issuance of bearer securities; or

        (h) to evidence and provide for the acceptance of appointment of a separate or successor indenture trustee; or

        (i) to provide for the procedures required to permit the utilization of a noncertificated system of registration for any series or tranche of debt securities; or

        (j) to change any place or places where

               (1)  we may pay principal, premium and interest,

               (2) debt securities may be surrendered for transfer or exchange, or

               (3)  notices and demands to or upon us may be served; or

        (k) to cure any ambiguity, defect or inconsistency or to make any other changes that do not adversely affect the interests of the registered holders in any material respect.
(See Section 901.)

        If the Trust Indenture Act is amended after the date of the indenture so as to require changes to the indenture or so as to permit changes to, or the elimination of, provisions which, at the date of the indenture or at any time thereafter, were required by the Trust Indenture Act to be contained in the indenture, the indenture will be deemed to have been amended so as to conform to the amendment or to effect the changes or elimination, and Beckman Coulter and the applicable indenture trustee may, without the consent of any registered holders, enter into one or more supplemental indentures to effect or evidence the amendment.

        With Registered Holder Consent. We and the indenture trustee may, with some exceptions, amend or modify any indenture with the consent of the registered holders of at least a majority in aggregate principal amount of the debt securities of all series affected by the amendment or modification (voting as one class).

However, no amendment or modification may, without the consent of the registered holder of each outstanding debt security affected thereby,

        (a) change the stated maturity of the principal or interest on any debt security (other than pursuant to the terms of the debt security), or reduce the principal amount, interest or premium payable or change the currency in which any debt security is payable, or impair the right to bring suit to enforce any payment;

        (b) reduce the percentages of registered holders whose consent is required for any supplemental indenture or waiver or reduce the requirements for quorum and voting under the indenture; or

        (c) modify certain of the provisions in the indenture relating to supplemental indentures and waivers of certain covenants and past defaults.

        A supplemental indenture which changes or eliminates any provision of the indenture expressly included solely for the benefit of registered holders of debt securities of one or more particular series or tranches will be deemed not to affect the rights under the indenture of the registered holders of debt securities of any other series or tranche. (See Section 902.)

MISCELLANEOUS

        The indenture provides that some debt securities, including those for which payment or redemption money has been deposited or set aside in trust, will not be deemed to be "outstanding" in determining whether the registered holders of the requisite principal amount of the outstanding debt securities have given or taken any demand, direction, consent or other action under the indenture as of any date, or are present at a meeting of registered holders for quorum purposes. (See Section 101.)

        We will be entitled to set any day as a record date for the purpose of determining the registered holders of outstanding debt securities of any series entitled to give or take any demand, direction, consent or other action under the indenture, in the manner and subject to the limitations provided in the indenture. In some circumstances, the indenture trustee also will be entitled to set a record date for action by registered holders. If a record date is set for any action to be taken by registered holders of particular debt securities, the action may be taken only by persons who are registered holders of the respective debt securities on the record date. (See Section 104.)

DEFEASANCE AND COVENANT DEFEASANCE

        The indentures provide, unless the terms of the particular series of debt securities provide otherwise, that we may, upon satisfying several conditions, cause ourselves to be:

        (a) discharged from our obligations, with some exceptions, with respect to any series of debt securities, which we refer to as "defeasance"; and

        (b) released from our obligations under specified covenants with respect to any series of debt securities, which we refer to as "covenant defeasance."

        One condition we must satisfy is the irrevocable deposit with the indenture trustee, in trust, of money and/or government obligations which, through the scheduled payment of principal and interest on those obligations, would provide sufficient moneys to pay the principal of and any premium and interest on those debt securities on the maturity dates of the payments or upon redemption.

        The indentures permit defeasance with respect to any series of debt securities even if a prior covenant defeasance has occurred with respect to the debt securities of that series. Following a defeasance, payment of the debt securities defeased may not be accelerated because of an event of default. Following a covenant defeasance, payment of the debt securities may not be accelerated by reference to the specified covenants affected by the covenant defeasance. However, if an acceleration were to occur, the realizable value at the acceleration date of the money and government obligations in the defeasance trust could be less than the principal and interest then due on the respective debt securities, since the required deposit in the defeasance trust would be based upon scheduled cash flows rather than market value, which would vary depending upon interest rates and other factors.

        Under current United States federal income tax law, the defeasance contemplated in the preceding paragraphs would be treated as an exchange of the relevant debt securities in which holders of the debt securities might recognize gain or loss. In addition, the amount, timing and character of amounts that holders would be required after the defeasance to include in income might be different from that which would be includible in the absence of the defeasance. Prospective investors are urged to consult their own tax advisors as to the specific consequences of a defeasance, including the applicability and effect of tax laws other than United States federal income tax laws.

        Under current United States federal income tax laws, unless accompanied by other changes in the terms of the debt securities, covenant defeasance generally should not be treated as a taxable exchange.

RESIGNATION AND REMOVAL OF THE INDENTURE TRUSTEE; DEEMED RESIGNATION

        The indenture trustee may resign at any time by giving written notice to us.

        The indenture trustee may also be removed by act of the registered holders of a majority in principal amount of the then outstanding debt securities of any series.

        No resignation or removal of the indenture trustee and no appointment of a successor indenture trustee will become effective until the acceptance of appointment by a successor indenture trustee in accordance with the requirements of the indenture.

        Under some circumstances, we may appoint a successor indenture trustee and, if the successor accepts, the indenture trustee will be deemed to have resigned. (Section 610).

SUBORDINATION

        Unless we indicate differently in a prospectus supplement, any subordinated debt securities will be subordinated in the following manner. If our assets are distributed upon our dissolution, winding up, liquidation or reorganization, the payment of the principal of, premium, if any, and interest on any subordinated debt securities will be subordinated, to the extent provided in the subordinated indenture and the applicable supplemental indenture, to the prior payment in full of all senior indebtedness, including senior debt securities. However, our obligation to pay principal, and premium, if any, or interest on the subordinated debt securities will not otherwise be affected. No payment on account of principal, or premium, if any, sinking fund or interest may be made on the subordinated debt securities at any time when there is a default in the payment of principal, premium, if any, sinking fund or interest on senior indebtedness. If, while we are in default on senior indebtedness, any payment is received by the indenture trustee under the subordinated debt security indenture or the holders of any of the subordinated debt securities before we have paid all senior indebtedness in full, the payment or distribution must be paid over to the holders of the unpaid senior indebtedness or applied to the repayment of the unpaid senior indebtedness. Subject to paying the senior indebtedness in full, the holders of the subordinated debt securities will be subrogated to the rights of the holders of the senior indebtedness to the extent that payments are made to the holders of senior indebtedness out of the distributive share of the subordinated debt securities.

        Due to the subordination, if our assets are distributed upon insolvency, some or all of our general creditors may recover more, ratably, than holders of subordinated debt securities. The subordinated indenture or applicable supplemental indenture may state that its subordination provisions will not apply to money and securities held in trust under the satisfaction and discharge, and the legal defeasance provisions of the subordinated indenture.

        If this prospectus is being delivered in connection with the offering of a series of subordinated debt securities, the accompanying prospectus supplement or the information incorporated by reference in it will set forth the approximate amount of senior indebtedness outstanding as of a recent date.

CONVERSION RIGHTS

        The terms and conditions of any debt securities being offered that are convertible into our common stock will be set forth in a prospectus supplement. These terms will include the conversion price, the conversion period, provisions as to whether conversion will be mandatory, or at the option of the holder or us, the events requiring an adjustment of the conversion price and provisions affecting conversion in the event that the debt securities are redeemed.

GOVERNING LAW

        The indentures and the related debt securities will be governed by and construed in accordance with the laws of the State of New York.


                                 DESCRIPTION OF
                        COMMON STOCK AND PREFERRED STOCK

        The following description of our common stock and preferred stock is only a summary and is qualified in its entirety by reference to our certificate of incorporation and bylaws. Therefore, you should read carefully the more detailed provisions of our Fifth Restated Certificate of Incorporation, our Amended and Restated Bylaws, and our Stockholder Protection Rights Agreement, dated February 4, 1999, between us and First Chicago Trust Company of New York, as rights agent, copies of which are incorporated by reference as exhibits to the registration statement of which this prospectus is a part.

GENERAL

        This prospectus describes certain general terms of our capital stock. For a more detailed description of these securities, we refer you to the applicable provisions of Delaware law and our Fifth Restated Certificate of Incorporation (the "Restated Certificate"). When we offer to sell a particular series of these securities, we will describe the specific terms of the series in a supplement to this prospectus. Accordingly, for a description of the terms of any series of securities, you must refer to both the prospectus supplement relating to that series and the description of the securities set forth in this prospectus. A prospectus supplement may change any of the terms of the securities described in this prospectus.

        Pursuant to our Restated Certificate, our authorized capital stock consists of 150,000,000 shares of common stock, par value $0.10 per share, and 10,000,000 shares of preferred stock, par value $0.10 per share. At May 1, 2000, we had 29,358,170 shares of common stock outstanding and no shares of preferred stock outstanding.

COMMON STOCK

        Subject to any preferential rights that our board of directors may grant in connection with the future issuance of preferred stock, each holder of common stock is entitled to one vote per share on all matters voted upon by the stockholders. Each holder of common stock is entitled to receive ratably any dividends declared on the common stock by the board of directors from funds legally available for distribution. In the event of our liquidation, dissolution or winding up, after we pay all debts and other liabilities and any liquidation preference on the preferred stock, each holder of common stock would be entitled to share ratably in all of our remaining assets. The common stock has no subscription, redemption, conversion or preemptive rights. All shares of common stock are fully paid and nonassessable.

        DELAWARE GENERAL CORPORATION LAW SECTION 203

        As a corporation organized under the laws of the State of Delaware, we are subject to Section 203 of the General Corporation Law of the State of Delaware (the "DGCL"), which restricts certain business combinations between us and an "interested stockholder" (in general, a stockholder owning 15% or more of our outstanding voting stock) or that stockholder's affiliates or associates for a period of three years following the date on which the stockholder becomes an "interested stockholder." The restrictions do not apply if:

        - prior to an interested stockholder becoming such, our board of directors approves either the business combination or the transaction in which the stockholder becomes an interested stockholder;

        - upon consummation of the transaction in which the stockholder becomes an interested stockholder, the interested stockholder owns at least 85% of our voting stock outstanding at the time the transaction commenced, subject to certain exceptions; or

        - on or after the date an interested stockholder becomes such, the business combination is both approved by our board of directors and authorized at an annual or special meeting of our stockholders (and not by written consent) by the affirmative vote of at least 662/3% of the outstanding voting stock not owned by the interested stockholder.

PREFERRED STOCK

        Under the Restated Certificate, our board of directors is authorized generally without stockholder approval to issue shares of preferred stock from time to time, in one or more classes or series. Prior to the issuance of shares of each series, the board of directors is required by the DGCL and the Restated Certificate to adopt resolutions and file a certificate of designation with the Secretary of State of the State of Delaware. The certificate of designation fixes for each class or series the designations, powers, preferences, rights, qualifications, limitations and restrictions, including, but not limited to, the following:

        -  the number of shares constituting each class or series;

        -  voting rights;

        -  rights and terms of redemption (including sinking fund provisions);

        -  dividend rights and rates;

        -  dissolution;

        -  terms concerning the distribution of assets;

        -  conversion or exchange terms;

        -  redemption prices; and

        -  liquidation preferences.

        All shares of preferred stock offered hereby will, when issued, be fully paid and nonassessable and will not have any preemptive or similar rights. Our board of directors could authorize the issuance of shares of preferred stock with terms and conditions which could have the effect of discouraging a takeover or other transaction that might involve a premium price for holders of the shares or which holders might believe to be in their best interests.

        We will set forth in a prospectus supplement relating to the class or series of preferred stock being offered the following terms:

        -  The title and stated value of the preferred stock;

        - The number of shares of the preferred stock offered, the liquidation preference per share and the offering price of the preferred stock;

        - The dividend rate(s), period(s) and/or payment date(s) or method(s) of calculation applicable to the preferred stock;

        - Whether dividends are cumulative or non-cumulative and, if cumulative, the date from which dividends on the preferred stock will accumulate;

        - The procedures for any auction and remarketing, if any, for the preferred stock;

        -  The provisions for a sinking fund, if any, for the preferred stock;

        -  The provision for redemption, if applicable, of the preferred stock;

        -  Any listing of the preferred stock on any securities exchange;

        - The terms and conditions, if applicable, upon which the preferred stock will be convertible into common stock, including the conversion price (or manner of calculation) and conversion period;

        -  Voting rights, if any, of the preferred stock;

        - Whether interests in the preferred stock will be represented by depositary shares;

        - A discussion of any material and/or special United States Federal income tax considerations applicable to the preferred stock;

        - The relative ranking and preferences of the preferred stock as to dividend rights and rights upon the liquidation, dissolution or winding up of our affairs;

        - Any limitations on issuance of any class or series of preferred stock ranking senior to or on a parity with the class or series of preferred stock as to dividend rights and rights upon liquidation, dissolution or winding up of our affairs; and

        - Any other specific terms, preferences, rights, limitations or restrictions of the preferred stock.

RANK

        Unless we specify otherwise in the applicable prospectus supplement, the preferred stock will rank, with respect to dividends and upon our liquidation, dissolution or winding up:

        - senior to all classes or series of our common stock and to all of our equity securities ranking junior to the preferred stock;

        - on a parity with all of our equity securities the terms of which specifically provide that the equity securities rank on a parity with the preferred stock; and

        - junior to all of our equity securities the terms of which specifically provide that the equity securities rank senior to the preferred stock.

The term "equity securities" does not include convertible debt securities.

PARTICIPATING PREFERRED STOCK PURCHASE RIGHTS

        On February 4, 1999, our Board of Directors adopted a Stockholder Protection Rights Agreement ("Rights Plan") and declared a dividend distribution of one Right on each outstanding share of our common stock. Stockholders may transfer the Rights with the common stock only until they become exercisable.

        Generally, the Rights become exercisable only if a person or group (subject to certain exceptions stated in the Rights Plan) acquires 15% or more of the then outstanding shares of common stock or announces a tender offer which would result in ownership by a person or group of 15% or more of the then outstanding shares of common stock. Each Right entitles stockholders to buy one one-hundredth of a share of a new series of participating preferred stock at an exercise price of $200.

        If we are acquired in a merger or other business combination transaction, each Right entitles its holder to purchase, at the Right's then current price, a number of common shares having a then current market value of twice the Right's exercise price.

        Following the acquisition by a person or group of beneficial ownership of 15% or more of our common stock (subject to certain exceptions stated in the Rights Plan) and prior to an acquisition of 50% or more of our common stock, our board of directors may exchange the Rights (other than Rights owned by the person or group), in whole or in part, at an exchange ratio described in the Rights Plan.

        Prior to the acquisition by a person or group of beneficial ownership of 15% or more of our common stock, the Rights are redeemable for $.01 per Right at the option of the board of directors.

REGISTRAR AND TRANSFER AGENT

        EquiServe, First Chicago Trust Division, is the registrar and transfer agent for the common stock.


                        DESCRIPTION OF DEPOSITARY SHARES

GENERAL

        We may issue depositary shares, each of which will represent a fractional interest of a share of a particular series of preferred stock, as specified in the applicable prospectus supplement. We will deposit with a depositary (the "preferred stock depositary") shares of preferred stock of each series represented by depositary shares. We will enter into a deposit agreement (each a "deposit agreement") with the preferred stock depositary and holders from time to time of the depositary receipts issued by the preferred stock depositary which evidence the depositary shares ("depositary receipts"). Subject to the terms of the deposit agreement, each owner of a depositary receipt will be entitled, in proportion to the holder's fractional interest in the preferred stock, to all the rights and preferences of the series of the preferred stock represented by the depositary shares (including dividend, voting, conversion, redemption and liquidation rights).

        Immediately after we issue and deliver the preferred stock to a preferred stock depositary, we will cause the preferred stock depositary to issue the depositary receipts on our behalf. You may obtain copies of the applicable form of deposit agreement and depositary receipt from us upon request. The statements made in this section relating to the deposit agreement and the depositary receipts are summaries of certain anticipated provisions. These summaries are not complete and we may modify them in a prospectus supplement. For more detail we refer you to the deposit agreement itself, which we will file as an exhibit to the registration statement.

DIVIDENDS AND OTHER DISTRIBUTIONS

        The preferred stock depositary will distribute all cash dividends or other cash distributions received in respect of the preferred stock to the record holders of depositary receipts in proportion to the number of the depositary receipts owned by the holders, subject to the obligations of holders to file proofs, certificates and other information and to pay certain charges and expenses to the preferred stock depositary.

        In the event of a distribution other than in cash, the preferred stock depositary will distribute property received by it to the record holders of depositary receipts in proportion to the number of the depositary receipts owned by the holders, unless the preferred stock depositary determines that it is not feasible to make the distribution, in which case the preferred stock depositary may, with our approval, sell the property and distribute the net proceeds from the sale to the holders.

        No distribution will be made in respect of any depositary share that represents any preferred stock converted into other securities.

WITHDRAWAL OF STOCK

        Upon surrender of the depositary receipts at the corporate trust office of the preferred stock depositary (unless we have previously called for redemption or converted into other securities the related depositary shares), the holders will be entitled to delivery at that office of the number of whole or fractional shares of the preferred stock and any money or other property represented by the depositary shares. Holders of depositary receipts will be entitled to receive shares of the related preferred stock as specified in the applicable prospectus supplement, but holders of the shares of preferred stock will not thereafter be entitled to receive depositary shares.

REDEMPTION OF DEPOSITARY SHARES

        Whenever we redeem shares of preferred stock held by the preferred stock depositary, the preferred stock depositary will concurrently redeem the number of depositary shares representing shares of the preferred stock so redeemed, provided we have paid the applicable redemption price for the preferred stock to be redeemed plus an amount equal to any accrued and unpaid dividends to the date fixed for redemption. The redemption price per depositary share will be equal to the corresponding proportion of the redemption price and any other amounts per share payable with respect to the preferred stock. If fewer than all the depositary shares are to be redeemed, the depositary shares to be redeemed will be selected pro rata (as nearly as may be practicable without creating fractional depositary shares) or by any other equitable method determined by us.

        From and after the date fixed for redemption:

        - all dividends in respect of the shares of preferred stock called for redemption will cease to accrue;

        - the depositary shares called for redemption will no longer be deemed to be outstanding; and

        - all rights of the holders of the depositary receipts evidencing the depositary shares called for redemption will cease, except the right to receive any moneys payable upon the redemption and any money or other property to which the holders of the depositary receipts were entitled upon redemption and surrender to the preferred stock depositary.

VOTING OF THE PREFERRED STOCK

        Upon receipt of notice of any meeting at which the holders of the preferred stock are entitled to vote, the preferred stock depositary will mail the information contained in the notice of meeting to the record holders of the depositary receipts. Each record holder of these depositary receipts on the record date (which will be the same date as the record date for the preferred stock) will be entitled to instruct the preferred stock depositary as to the exercise of the voting rights pertaining to the amount of preferred stock represented by the holder's depositary shares. The preferred stock depositary will vote the amount of preferred stock represented by the depositary shares in accordance with the instructions, and we will agree to take all reasonable action necessary to enable the preferred stock depositary to do so. The preferred stock depositary will abstain from voting the amount of preferred stock represented by the depositary shares for which it does not receive specific instructions from the holders of depositary receipts evidencing the depositary shares. The preferred stock depositary will not be responsible for any failure to carry out any instruction to vote, or for the manner or effect of any vote made, as long as the action or non-action is in good faith and does not result from the preferred stock depositary's negligence or willful misconduct.

LIQUIDATION PREFERENCE

        If we voluntarily or involuntarily liquidate, dissolve or wind up, the holders of each depositary receipt will be entitled to the fraction of the liquidation preference accorded each share of preferred stock represented by the depositary shares, as set forth in the applicable prospectus supplement.

CONVERSION OF PREFERRED STOCK

        The depositary shares, as such, are not convertible into common stock or any of our other securities or property. Nevertheless, if we so specify in the applicable prospectus supplement relating to an offering of depositary shares, holders may surrender depositary receipts to the preferred stock depositary with written instructions to the preferred stock depositary to instruct us to convert the preferred stock represented by the depositary shares into whole shares of common stock, other shares of our preferred stock or other shares of stock. We have agreed that upon receipt of the instructions and any amounts payable, we will convert the depositary shares using the same procedures as those provided for converting preferred stock. If the depositary shares evidenced by a depositary receipt are to be converted in part only, the preferred stock depositary will issue a new depositary receipt(s) for any depositary shares not converted. No fractional shares of common stock will be issued upon conversion, and if the conversion would result in a fractional share being issued, we will pay an amount in cash equal to the value of the fractional interest based upon the closing price of the common stock on the last business day prior to the conversion.

AMENDMENT AND TERMINATION OF THE DEPOSIT AGREEMENT

        We may amend the form of depositary receipt and any provision of the deposit agreement at any time by agreement between us and the preferred stock depositary. However, any amendment that materially and adversely alters the rights of the holders of depositary receipts or that would be materially and adversely inconsistent with the rights granted to the holders of the related preferred stock will not be effective unless the holders of at least 662/3% of the depositary shares evidenced by the depositary receipts then outstanding approve the amendment. No amendment will impair the right, subject to the exceptions set forth in the depositary agreement, of any holder of depositary receipts to surrender any depositary receipt with instructions to deliver to the holder the related preferred stock and all money and other property, if any, represented by the depositary receipt, except in order to comply with law. Every holder of an outstanding depositary receipt at the time any such amendment becomes effective will be deemed, by continuing to hold the receipt, to consent and agree to the amendment and to be bound by the deposit agreement as amended.

        We may terminate the deposit agreement upon not less than 30 days' prior written notice to the preferred stock depositary if a majority of each series of preferred stock affected by the termination consents to the termination. Upon termination, the preferred stock depositary will deliver or make available to each holder of depositary receipts, upon surrender of the depositary receipts held by the holder, the number of whole or fractional shares of preferred stock represented by the depositary shares evidenced by the depositary receipts together with any other property held by the preferred stock depositary with respect to the depositary receipt.

        In addition, the deposit agreement will automatically terminate if:

        -  all outstanding depositary shares have been redeemed;

        - there has been a final distribution of the related preferred stock in connection with our liquidation, dissolution or winding up and the distribution has been distributed to the holders of depositary receipts evidencing the depositary shares representing the preferred stock; or

        - each share of the related preferred stock has been converted into our securities which are not represented by depositary shares.

CHARGES OF PREFERRED STOCK DEPOSITARY

        We will pay all transfer and other taxes and governmental charges arising solely from the existence of the deposit agreement. In addition, we will pay the fees and expenses of the preferred stock depositary in connection with the performance of its duties under the deposit agreement. However, holders of depositary receipts will pay the fees and expenses of the preferred stock depositary for any duties requested by the holders to be performed which are outside of those expressly provided for in the deposit agreement.

RESIGNATION AND REMOVAL OF DEPOSITARY

        The preferred stock depositary may resign at any time by delivering to us notice of its election to do so, and we may at any time remove the preferred stock depositary. Any such resignation or removal will take effect upon our appointment of a successor preferred stock depositary. We must appoint a successor preferred stock depositary within 60 days after delivery of the notice of resignation or removal, and any preferred stock depositary must be a bank or trust company having its principal office in the United States and having a combined capital and surplus of at least $50,000,000.

MISCELLANEOUS

        The preferred stock depositary will forward to holders of depositary receipts any reports and communications the preferred stock depositary receives from us relating to the preferred stock.

        We will not be liable, nor will the preferred stock depositary be liable, if we are prevented from or delayed in, by law or any circumstances beyond our control, performing our obligations under the deposit agreement. Our obligations and the obligations of the preferred stock depositary under the deposit agreement will be limited to performing our duties in good faith and without negligence (in the case of any action or inaction in the voting of preferred stock represented by the depositary shares), gross negligence or willful misconduct. We will not be obligated, nor will the preferred stock depositary be obligated, to prosecute or defend any legal proceeding in respect of any depositary receipts, depositary shares or shares of preferred stock represented thereby unless satisfactory indemnity is furnished to us. We may rely, and the preferred stock depositary may rely, on written advice of counsel or accountants, or information provided by persons presenting shares of preferred stock represented thereby for deposit, holders of depositary receipts or other persons we believe in good faith to be competent to give such information, and on documents we believe in good faith to be genuine and signed by a proper party.

        In the event the preferred stock depositary receives conflicting claims, requests or instructions from holders of depositary receipts, on the one hand, and us, on the other hand, the preferred stock depositary will be entitled to act on such claims, requests or instructions received from us.


                             DESCRIPTION OF WARRANTS

        We may issue warrants to purchase debt securities ("debt warrants"), preferred stock ("preferred stock warrants"), depositary shares ("depositary shares warrants") or common stock ("common stock warrants," collectively with the debt warrants, the preferred stock warrants and the depositary shares warrants ("warrants")). We may issue warrants independently or together with any other securities we offer pursuant to a prospectus supplement and the warrants may be attached to or separate from the securities. We will issue each series of warrants under a separate warrant agreement that we will enter into with a bank or trust company, as warrant agent. We will set forth additional terms of the warrants and the applicable warrant agreements in the applicable prospectus supplement.

DEBT WARRANTS

        We will describe in the applicable prospectus supplement the terms of the debt warrants being offered, the warrant agreement relating to the debt warrants and the debt warrant certificates representing the debt warrants, including the following:

        -  the title of the debt warrants;

        -  the aggregate number of the debt warrants;

        -  the price or prices at which the debt warrants will be issued;

        - the designation, aggregate principal amount and terms of the debt securities purchasable upon exercise of the debt warrants, and the procedures and conditions relating to the exercise of the debt warrants;

        - the designation and terms of any related debt securities with which the debt warrants are issued, and the number of the debt warrants issued with each security;

        - the date, if any, on and after which the debt warrants and the related debt securities will be separately transferable;

        - the principal amount of debt securities purchasable upon exercise of each debt warrant, and the price at which the principal amount of the debt securities may be purchased upon exercise;

        - the date on which the right to exercise the debt warrants will commence, and the date on which the right will expire;

        - the maximum or minimum number of the debt warrants which may be exercised at any time;

        - a discussion of the material United States Federal income tax considerations applicable to the exercise of the debt warrants; and

        - any other terms of the debt warrants and terms, procedures and limitations relating to the exercise of the debt warrants.

        Holders may exchange debt warrant certificates for new debt warrant certificates of different denominations, and may exercise debt warrants at the corporate trust office of the warrant agent or any other office indicated in the applicable prospectus supplement. Prior to the exercise of their debt warrants, holders of debt warrants will not have any of the rights of holders of the securities purchasable upon the exercise and will not be entitled to payments principal, premium or interest on the securities purchasable upon the exercise.

OTHER WARRANTS

        We will describe in the applicable prospectus supplement the terms of the preferred stock warrants, depositary shares warrants and common stock warrants being offered, including the following:

        -  the title of the warrants;

        -  the securities for which the warrants are exercisable;

        -  the price or prices at which the warrants will be issued;

        - the number of the warrants issued with each share of preferred stock, common stock or depositary share;

        - any provisions for adjustment of the number or amount of shares of preferred stock, common stock or depositary shares receivable upon exercise of the warrants or the exercise price of the warrants;

        - if applicable, the date on and after which the warrants and the related preferred stock, common stock or depositary shares will be separately transferable;

        - if applicable, a discussion of the material United States Federal income tax considerations applicable to the exercise of the warrants;

        - any other terms of the warrants, including terms, procedures and limitations relating to the exchange and exercise of the warrants;

        - the date on which the right to exercise the warrants will commence, and the date on which the right will expire; and

        - the maximum or minimum number of the warrants which may be exercised at any time.

EXERCISE OF WARRANTS

        Each warrant will entitle the holder of the warrant to purchase for cash at the exercise price set forth in the applicable prospectus supplement the principal amount of debt securities or shares of preferred stock, common stock or depositary shares being offered. Holders may exercise warrants at any time up to the close of business on the expiration date set forth in the applicable prospectus supplement. After the close of business on the expiration date, unexercised warrants are void.

        Holders may exercise warrants as set forth in the prospectus supplement relating to the warrants being offered. Upon receipt of payment and the warrant certificate properly completed and duly executed at the corporate trust office of the warrant agent or any other office indicated in the prospectus supplement, we will, as soon as practicable, forward the debt securities, depositary shares or shares of preferred stock or common stock purchasable upon the exercise. If less than all of the warrants represented by the warrant certificate are exercised, we will issue a new warrant certificate for the remaining warrants.

                              PLAN OF DISTRIBUTION

        We may sell the securities described in this prospectus from time to time in one or more transactions

        -  to purchasers directly;

        -  to underwriters for public offering and sale by them;

        -  through agents;

        -  through dealers; or

        -  through a combination of any of the foregoing methods of sale.

        We may distribute the securities from time to time in one or more transactions at:

        -  a fixed price or prices, which may be changed;

        -  market prices prevailing at the time of sale;

        -  prices related to such prevailing market prices; or

        -  negotiated prices.

DIRECT SALES

        We may sell the securities directly to institutional investors or others who may be deemed to be underwriters within the meaning of the Securities Act of 1933, as amended, with respect to any resale of the securities. A prospectus supplement will describe the terms of any sale of securities we are offering hereunder.

TO UNDERWRITERS

        The applicable prospectus supplement will name any underwriter involved in a sale of securities. Underwriters may offer and sell securities at a fixed price or prices, which may be changed, or from time to time at market prices or at negotiated prices. Underwriters may be deemed to have received compensation from us from sales of securities in the form of underwriting discounts or commissions and may also receive commissions from purchasers of securities for whom they may act as agent. Underwriters may be involved in any at the market offering of equity securities by or on our behalf.

        Underwriters may sell securities to or through dealers, and such dealers may receive compensation in the form of discounts, concessions or commissions from the underwriters and/or commissions (which may be changed from time to time) from the purchasers for whom they may act as agent.

        Unless otherwise provided in a prospectus supplement, the obligations of any underwriters to purchase securities will be subject to certain conditions precedent, and the underwriters will be obligated to purchase all the securities if any are purchased.

THROUGH AGENTS AND DEALERS

        We will name any agent involved in a sale of securities, as well as any commissions payable by us to such agent, in a prospectus supplement. Unless we indicate differently in the prospectus supplement, any such agent will be acting on a reasonable efforts basis for the period of its appointment.

        If we utilize a dealer in the sale of the securities being offered pursuant to their prospectus, we will sell the securities to the dealer, as principal. The dealer may then resell the securities to the public at varying prices to be determined by the dealer at the time of resale.

DELAYED DELIVERY CONTRACTS

        If we so specify in the applicable prospectus supplement, we will authorize underwriters, dealers and agents to solicit offers by certain institutions to purchase the securities pursuant to contracts providing for payment and delivery on future dates. Such contracts will be subject to only those conditions set forth in the applicable prospectus supplement.

        The underwriters, dealers and agents will not be responsible for the validity or performance of the contracts. We will set forth in the prospectus supplement relating to the contracts the price to be paid for the securities, the commissions payable for solicitation of the contracts and the date in the future for delivery of the securities.

GENERAL INFORMATION

        Underwriters, dealers and agents participating in a sale of the securities may be deemed to be underwriters as defined in the Securities Act, and any discounts and commissions received by them and any profit realized by them on resale of the securities may be deemed to be underwriting discounts and commissions, under the Securities Act. We may have agreements with underwriters, dealers and agents to indemnify them against certain civil liabilities, including liabilities under the Securities Act, and to reimburse them for certain expenses.

        Underwriters or agents and their associates may be customers of, engage in transactions with or perform services for us or our affiliates in the ordinary course of business.

        Unless we indicate differently in a prospectus supplement, we will not list the securities on any securities exchange. The securities will be a new issue of securities with no established trading market. Any underwriters that purchase securities for public offering and sale may make a market in such securities, but such underwriters will not be obligated to do so and may discontinue any market making at any time without notice. We make no assurance as to the liquidity of or the trading markets for any securities.


                                  LEGAL MATTERS

        Latham & Watkins will pass upon the validity of the securities offered hereby for Beckman Coulter.


                                     EXPERTS

        The consolidated financial statements and schedules of Beckman Coulter, Inc. as of December 31, 1999 and 1998, and for each of the years in the three-year period ended December 31, 1999, have been incorporated by reference herein and in the registration statement in reliance upon the report of KPMG LLP, independent certified public accountants, incorporated by reference herein and upon the authority of said firm as experts in accounting and auditing.

                                     PART II

                     INFORMATION NOT REQUIRED IN PROSPECTUS

ITEM 14.  OTHER EXPENSES OF ISSUANCE AND DISTRIBUTION

        Our estimated expenses in connection with the distribution of the securities being registered are as set forth in the following table:

           SEC registration fee .......................      $105,600
           Rating agency fees .........................       300,000
           Fees and expenses of the trustees ..........        15,000
           Printing expenses ..........................         5,000
           Legal fees and expenses ....................       100,000
           Accounting fees and expenses ...............        20,000
           Miscellaneous ..............................         4,400
                                                             --------
                Total .................................      $550,000
                                                             ========

ITEM 15.  INDEMNIFICATION OF DIRECTORS AND OFFICERS

        Section 145 of the General Corporation Law of Delaware (the "DGCL") empowers Beckman Coulter to indemnify, subject to the standards set forth therein, any person who is a party to any action in connection with any action, suit or proceeding brought or threatened by reason of the fact that the person was a director, officer, employee or agent of Beckman Coulter, or is or was serving as such with respect to another entity at the request of Beckman Coulter. The DGCL also provides that Beckman Coulter may purchase insurance on behalf of any such director, officer, employee or agent. Section 14 of Beckman Coulter's Fifth Restated Certificate of Incorporation provides that Beckman Coulter will indemnify any person to whom, and to the fullest extent, indemnification may be required or permitted under Section 145 of the DGCL.

        Section 102(b)(7) of the DGCL enables a Delaware corporation to provide in its certificate of incorporation for the elimination or limitation of the personal liability of a director to the corporation or its stockholders for monetary damages for breach of fiduciary duty as a director. Any such provision cannot eliminate or limit a director's liability (1) for any breach of the director's duty of loyalty to the corporation or its stockholders; (2) for acts or omissions not in good faith or which involve intentional misconduct or a knowing violation of law; (3) under Section 174 of the DGCL (which imposes liability on directors for unlawful payment of dividends or unlawful stock purchase or redemption); or (4) for any transaction from which the director derived an improper personal benefit. Section 13 of Beckman Coulter's Fifth Restated Certificate of Incorporation eliminates the liability of a director of Beckman Coulter to Beckman Coulter or its stockholders for monetary damages for breach of fiduciary duty as a director to the fullest extent permitted by the DGCL.

        Beckman Coulter carries policies of insurance which cover the individual directors and officers of the registrant for legal liability and which would pay on behalf of the registrant for expenses of indemnification of directors and officers.

ITEM 16.  EXHIBITS

        (a)    Exhibits

        A list of exhibits filed with this registration statement on Form S-3 is set forth on the Exhibit Index and is incorporated herein by reference.

ITEM 17. UNDERTAKINGS

   (a) The undersigned registrant hereby undertakes:

         (1) To file, during any period in which offers or sales are being made, a post-effective amendment to this registration statement:

               (i) To include any prospectus required by Section 10(a)(3) of the Securities Act of 1933;

               (ii) To reflect in the prospectus any facts or events arising after the effective date of the registration statement (or the most recent post-effective amendment thereof) which, individually or in the aggregate, represent a fundamental change in the information set forth in the registration statement; and

               (iii) To include any material information with respect to the plan of distribution not previously disclosed in the registration statement or any material change to such information in the registration statement;

provided, however, that paragraphs (a)(l)(1) and (a)(l)(2) above do not apply if the registration statement is on Form S-3 or Form S-8 and the information required to be included in a post-effective amendment by those paragraphs is contained in periodic reports filed with or furnished to the SEC by the registrant pursuant to Section 13 or Section 15(d) of the Securities Exchange Act of 1934 that are incorporated by reference in the registration statement.

         (2) That, for the purpose of determining any liability under the Securities Act of 1933, each such post-effective amendment shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

         (3) To remove from registration by means of a post-effective amendment any of the securities being registered which remain unsold at the termination of the offering.

   (b) The undersigned registrant hereby undertakes that, for purposes of determining any liability under the Securities Act of 1933, each filing of the registrant's annual report pursuant to Section 13(a) or Section 15(d) of the Securities Exchange Act of 1934 (and, where applicable, each filing of an employee benefit plan's annual report pursuant to section 15(d) of the Securities Exchange Act of 1934) that is incorporated by reference in the registration statement shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

   (c) Insofar as indemnification for liabilities arising under the Securities Act of 1933 may be permitted to directors, officers and controlling persons of the registrant pursuant to the provisions, described under Item 15 above, or otherwise, the registrant has been advised that in the opinion of the Securities and Exchange Commission such indemnification is against public policy as expressed in the Securities Act and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by the registrant of expenses incurred or paid by a director, officer or controlling person of the registrant in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, the registrant will, unless in the opinion of their counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Securities Act and will be governed by the final adjudication of such issue.

   (d) The undersigned registrant hereby undertakes to file an application for the purpose of determining the eligibility of the trustee to act under subsection (a) of Section 310 of the Trust Indenture Act (the "Act") in accordance with the rules and regulations prescribed by the SEC under section 305(b)(2) of the Act.

                                   SIGNATURES

        Pursuant to the requirements of the Securities Act of 1933, the registrant certifies that it has reasonable grounds to believe that it meets all of the requirements for filing on Form S-3 and has duly caused this registration statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the City of Fullerton, California, on April 5, 2000.


                                    BECKMAN COULTER, INC.



                                   By:       /s/ JOHN P. WAREHAM
                                        ----------------------------------------
                                        John P. Wareham
                                        Chairman of the Board, President and
                                        Chief Executive Officer


                                POWER OF ATTORNEY

        KNOW ALL PERSONS BY THESE PRESENTS, that each person whose signature appears below does hereby constitute and appoint Amin I. Kalifa, William H. May and James T. Glover, and each of them, with full power of substitution and full power to act without the other, his true and lawful attorney-in-fact and agents to act for him in his name, place and stead, in any and all capacities, to sign a registration statement on Form S-3 and any or all amendments thereto (including without limitation any post-effective amendments thereto), and any registration statement for the same offering that is to be effective under Rule 462(b) of the Securities Act, and to file each of the same, with all exhibits thereto, and other documents in connection therewith, with the Securities and Exchange Commission, granting unto said attorneys-in-fact and agents, and each of them, full power and authority to do and perform each and every act and thing requisite and necessary to be done in and about the premises in order to effectuate the same as fully, to all intents and purposes, as they or he might or could do in person, hereby ratifying and confirming all that said attorneys-in-fact and agents, or any of them, may lawfully do or cause to be done by virtue hereof.

        Pursuant to the requirements of the Securities Act of 1933, this registration statement has been signed by each of the following persons in the capacities and on the dates indicated.


               SIGNATURE                                TITLE                                 DATE
               ---------                                -----                                 ----

    /s/  JOHN P. WAREHAM                 Chairman of the Board, President and             April 5, 2000
----------------------------------       Chief Executive Officer
   John P. Wareham

    /s/  AMIN I. KALIFA                  Vice President, Finance and Chief                April 5, 2000
----------------------------------       Financial Officer (Principal Financial
   Amin I. Kalifa                        Officer)

    /s/  JAMES B. GRAY                   Director/Controller (Principal Accounting        April 5, 2000
----------------------------------       Officer)
   James B. Gray

               SIGNATURE                                TITLE                                 DATE
               ---------                                -----                                 ----

    /s/  HUGH K. COBLE                   Director                                         April 5, 2000
----------------------------------
   Hugh K. Coble

    /s/  CAROLYNE K. DAVIS               Director                                         April 5, 2000
----------------------------------
   Carolyne K. Davis, Ph.D.

    /s/  PETER B. DERVAN                 Director                                         April 5, 2000
----------------------------------
   Peter B. Dervan, Ph.D.

    /s/  RONALD W. DOLLENS               Director                                         April 5, 2000
----------------------------------
   Ronald W. Dollens

    /s/  CHARLES A. HAGGERTY             Director                                         April 5, 2000
----------------------------------
   Charles A. Haggerty

    /s/  GAVIN S. HERBERT                Director                                         April 5, 2000
----------------------------------
   Gavin S. Herbert

    /s/  VAN B. HONEYCUTT                Director                                         April 5, 2000
----------------------------------
   Van B. Honeycutt

    /s/  WILLIAM N. KELLEY               Director                                         April 5, 2000
----------------------------------
   William N. Kelley, M.D.

    /s/  C. RODERICK O'NEIL              Director                                         April 5, 2000
----------------------------------
   C. Roderick O'Neil

    /s/  BETTY WOODS                     Director                                         April 5, 2000
----------------------------------
   Betty Woods

                                  EXHIBIT INDEX


       EXHIBIT
       NUMBER        DESCRIPTION
        1.1*         Form of Underwriting Agreement.

        3.1          Fifth Restated Certificate of Incorporation of Beckman
                     Coulter dated April 24, 2000.

        3.2          Amended and Restated Bylaws of Beckman Coulter as of
                     November 30, 1994 (Incorporated by reference to Exhibit 3.2 to the Annual Report on Form 10-K for the year ended
                     December 31, 1994, File No. 001-10109).

        4.1          Indenture for Senior Debt Securities.

        4.2          Indenture for Subordinated Debt Securities.

        4.3          Form of Senior Note (included in Exhibit 4.1).

        4.4          Form of Subordinated Note (included in Exhibit 4.2).

        4.5*         Form of Warrant.

        4.6*         Form of Warrant Agreement.

        4.7*         Form of Depositary Share.

        4.8*         Form of Depositary Agreement.

        4.9          Stockholder Protection Rights Agreement dated as of
                     February 4, 1999 between Beckman Coulter and First Chicago
                     Trust Company of New York, as rights agent (Incorporated by reference to Exhibit 4 to the Form 8-K filed on February 8, 1999, (File No. 99523266).

        5.1          Opinion of Latham & Watkins.

       12.1 Statement regarding the computation of ratio of earnings to fixed charges for the years ended December 31, 1999, 1998, 1997, 1996 and 1995.

       23.1          Consent of Latham & Watkins (included in Exhibit 5.1).

       23.2          Consent of KPMG LLP, Independent Certified Public
                     Accountants.

       25.1**        Statement of Eligibility of Form T-1 under the Trust
                     Indenture Act of 1939, as amended, of Citibank, N.A., as Trustee under the Indenture for Senior Debt Securities.

       25.2**        Statement of Eligibility of Form T-1 under the Trust
                     Indenture Act of 1939, as amended, of Bank One Trust
                     Company, N.A., as Trustee under the Indenture for Subordinated Debt Securities.

----------

* To be filed by amendment or incorporated by reference in connection with the offering of the securities.

**   Filed pursuant to Section 305(b)(2) of the TIA.